Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated September 3, 2014

Registration No. 333-192178

September 3, 2014

Pricing Term Sheet

T-MOBILE USA, INC.

$3,000,000,000

$1,300,000,000 6.000% Senior Notes due 2023

$1,700,000,000 6.375% Senior Notes due 2025

Pricing Supplement, dated September 3, 2014, to Preliminary Prospectus Supplement, dated September 3, 2014, of T-Mobile USA, Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined herein have the meanings given them in the Preliminary Prospectus Supplement.

Terms Applicable to 6.000% Senior Notes due 2023

Issuer	T-Mobile USA, Inc.

Title of Security	6.000% Senior Notes due 2023 (the “6.000% senior notes”)

Aggregate Principal Amount	$1,300,000,000

Maturity	March 1, 2023

Coupon	6.000%

Public Offering Price	100.000% of principal amount, plus accrued interest from September 5, 2014

Yield to Maturity	6.000%

Spread to Treasury	+ 371 bps

Benchmark	UST 2.000% due February 15, 2023

Gross Proceeds Before Expenses	$1,300,000,000

Net Proceeds Before Expenses	$1,298,375,000

Optional Redemption:
	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including the date of, the redemption date:

	Year	Percentage
	September 1, 2018	103.000%
	September 1, 2019	101.500%
	September 1, 2020 and thereafter	100.000%

Make-whole call	Prior to September 1, 2018 at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to September 1, 2017, up to 35% of the 6.000% senior notes may be redeemed at 106.000% plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any to, but not including, the date of payment.

CUSIP/ISIN Numbers	CUSIP: 87264A AM7 ISIN: US87264AAM71

Terms Applicable to 6.375% Senior Notes due 2025

Issuer	T-Mobile USA, Inc.

Title of Security	6.375% Senior Notes due 2025 (the “6.375% senior notes”)

Aggregate Principal Amount	$1,700,000,000

Maturity	March 1, 2025

Coupon	6.375%

Public Offering Price	100.000% of principal amount, plus accrued interest from September 5, 2014

Yield to Maturity	6.375%

Spread to Treasury	+ 401 bps

Benchmark	UST 7.625% due February 15, 2025

Gross Proceeds before Expenses	$1,700,000,000

Net Proceeds Before Expenses	$1,697,875,000

Optional Redemption:
	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including the date of, the redemption date:

	Year	Percentage
	September 1, 2019	103.188%
	September 1, 2020	102.125%
	September 1, 2021	101.063%
	September 1, 2022 and thereafter	100.000%

Make-whole call	Prior to September 1, 2019, at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to September 1, 2017, up to 35% of the 6.375% senior notes may be redeemed at 106.375% plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any to, but not including, the date of payment.

CUSIP/ISIN Numbers	CUSIP: 87264A AN5 ISIN: US87264AAN54

Terms Applicable to All Notes

Interest Payment Dates	March 1 and September 1. The first interest payment date will be March 1, 2015

Use of Proceeds	General corporate purposes, which may include capital investments and acquisition of additional spectrum. We also intend to use approximately $1,000,000,000 of the proceeds to redeem our outstanding 7.875% senior notes due 2018 and pay related transaction fees and expenses.

Trade Date	September 3, 2014

Settlement Date	T+2 (September 5, 2014)

Denominations	$2,000 and integral multiples of $1,000

Form of Offering	SEC Registered (Registration No. 333-192178)

Joint Book-Running Managers	Deutsche Bank Securities Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Barclays Capital Inc. Goldman, Sachs & Co. RBS Securities Inc.

The Issuer has filed a registration statement (Registration No. 333-192178) (including a Preliminary Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement, the related Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC, including those incorporated by reference into the Preliminary Prospectus and Preliminary Prospectus Supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, the underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus and related Preliminary Prospectus Supplement if you request it by contacting Deutsche Bank Securities Inc. at Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, New York 10005-2836, by telephone at +1 (800) 503-4611 or by email at prospectus.cpdg@db.com.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers and other notices were automatically generated as a result of this communication being sent via Bloomberg or another communication system.